Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

7am GMT 2am ET

       SHIRE RECEIVES APPROVABLE LETTER FROM FDA FOR FOSRENOL(R) POSITIVE STEP FOR TREATMENT RELATED TO KIDNEY DISEASE IN THE UNITED STATES

Basingstoke, UK - 3 March 2003 - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSX: SHQ) announces that it has received an approvable letter from the U.S Food & Drug Administration (FDA) for FOSRENOL(R)(lanthanum carbonate).

The approvable letter asks for additional data and analysis to address a number of remaining questions. Shire is initiating a dialogue with the FDA to agree the balance between pre and post approval commitments which will resolve the questions. Shire will give further updates when it is in a position to be more specific about the timing of approval and subsequent launch. Until that point, Shire maintains its forecast of a US launch prior to the end of 2003.

Dr Wilson Totten, Group R&D Director of Shire, said: "This approvable letter is excellent news. I am particularly pleased that the FDA was able to respond on the ten month PDUFA* date. Shire has generated a very extensive data set for FOSRENOL(R) and we are continuing to expand it. For dialysis patients treated across the United States, FOSRENOL will be a welcome new and effective alternative to current therapies."

FOSRENOL is a treatment for high phosphate levels in the blood, which occur in patients undergoing dialysis as a result of chronic kidney failure. Estimates show there are 269,000(1) dialysis patients in the United States. Even with a low-phosphate diet, as many as 80% of dialysis patients develop hyperphosphataemia(2) and need treatment with a phosphate binder, such as FOSRENOL. If left untreated, hyperphosphataemia can lead to the bone disease renal osteodystrophy, which causes bone pain, skeletal deformities, and can result in fractures. Recent research also suggests that hyperphosphataemia is associated with the development of cardiovascular disease, which accounts for nearly 50% of all deaths in dialysis patients(3).

Submissions have also been made by Shire to gain marketing approval in Europe and Canada, whilst development continues for Japan.

Shire has an exclusive worldwide license to develop, manufacture, use and sell FOSRENOL under patents owned by AnorMED Inc

                                    - ENDS -

FOR FURTHER INFORMATION PLEASE CONTACT:

GLOBAL (OUTSIDE US & CANADA)
Gordon Ngan - Investor Relations                  +44 1256 894 160
Jessica Mann - Media                              +44 1256 894 280

US & CANADA
Gordon Ngan - Investor Relations                  +44 1256 894 160
Michele Roy - Media                               +1 450 978 7938

REFERENCES:
* Prescription Drug User Fee Act

(1) US renal data system 2002 annual data report: Atlas of ESRD in US, National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases, Bethesda, Maryland, MD. 2002 page 44.
(2) Numbers of patients on dialysis broadly equates to patients with end stage kidney disease. Source: Market Research, Insight International, Dec 01/Jan 02
(3) Davies MR, Hruska K. Pathophysiological mechanisms of vascular calcification in end-stage renal disease. Kidney Int. 2001 Aug; 60(2): 472-9

NOTES TO EDITORS:

FOSRENOL(R) (Lanthanum carbonate) is a novel non-calcium, non-aluminium, potent phosphate binder. It is available as a convenient chewable tablet to be taken at mealtimes unlike existing treatments that must be taken with water. Patients on dialysis need to restrict their fluid intake. FOSRENOL works by binding to dietary phosphate throughout the GI tract forming a highly insoluble complex that cannot pass through the stomach lining and into the blood stream. The complex is eliminated from the body through the GI tract. As a result, overall phosphate absorption from the diet is decreased significantly. Shire has conducted an extensive clinical research programme for FOSRENOL involving almost 1700 patients, some of whom have been treated for 36 months or more.

SHIRE PHARMACEUTICALS GROUP PLC
Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international emerging pharmaceutical company with a strategic focus on four therapeutic areas
- central nervous system disorders (CNS), gastro intestinal (GI), oncology, and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, patents, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL(R)), the impact of competitive products, including but not limited to the impact of same on Shire's ADHD franchise, and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.